Exhibit 99.1

BBSI Reports Preliminary Fourth Quarter and Full Year 2015 Revenue

- Company is Also Negotiating Fixed Fee Payment Structure with Third-Party Administrator for Medical Cost Containment -

VANCOUVER, Washington – February 11, 2016 – Barrett Business Services, Inc. (BBSI or the Company) (NASDAQ: BBSI), a leading provider of business management solutions, is providing preliminary fourth quarter and full year 2015 revenue.

For the fourth quarter, BBSI expects net revenues to be approximately $194 million, an increase of 11% compared to the fourth quarter of 2014. Total non-GAAP gross revenues in the fourth quarter of 2015 are expected to be approximately $1.1 billion, an increase of 17% compared to the fourth quarter of 2014 (see “Reconciliation of Non-GAAP Financial Measures” below).

Net revenues in 2015 are expected to be approximately $743 million, an increase of 17% compared to 2014. Total non-GAAP gross revenues in 2015 are expected to be approximately $4.0 billion, an increase of 20% compared to 2014.

“We expect a solid finish to 2015, driven by approximately 18% gross revenue growth from our PEO business in the fourth quarter,” said Michael Elich, president and CEO of BBSI. “We added approximately 162 net new clients and estimate same-store sales growth to be approximately 13%. We also continued to see softness in our staffing business which tempered our results overall.”

Additionally, as part of the Company’s efforts to bring further predictability to its workers’ compensation expenses, BBSI recently entered into discussions with its long-standing third-party claims administrator, CorVel Enterprise Comp, Inc. CorVel assists BBSI with medical cost containment (MCC) related to workers’ compensation claims. These efforts include bill review, a process in which CorVel reviews invoices submitted by healthcare providers to ensure compliance with workers’ compensation program reimbursement limits.

The intent of the Company’s discussions with CorVel is to reach an agreement where BBSI would provide a fixed payment to be paid in increments during 2016 to satisfy the Company’s future obligation for MCC services with respect to all workers’ compensation claims on or before December 31, 2015. For calendar year 2016 and onward, the companies are negotiating a separate fixed fee payment structure covering all claims incurred during each respective year.

Elich continued: “We believe this new arrangement will be another important component in our effort to further improve the predictability of our workers’ compensation cost structure. Our organization has made great progress in this regard over the past two years, and we believe we are entering 2016 on a solid foundation. Based upon current trends, we are reiterating our rolling 12-month outlook of 18% gross revenue growth.”

BBSI is also currently evaluating a possible change in the accounting treatment for past MCC fees paid to CorVel. In prior periods, these fees were recognized as period expenses as they were incurred. However, applicable accounting principles may require an estimate of such expenses to be included in workers’ compensation claims liabilities. The potential accounting change arose during management’s ongoing evaluation of its workers’ compensation expenses.

BBSI’s evaluation of the appropriate accounting treatment for MCC fees, including whether a financial restatement during the five-year period ended December 31, 2015 may be required, is in a preliminary stage. It is not presently feasible to provide an estimate of the effect, if any, of the possible change in accounting treatment on the Company’s previously issued financial statements with respect to this five-year period. BBSI is also in the process of engaging an additional independent accounting firm to provide consulting services for this matter. The Company expects a resolution prior to its announcement of earnings for the fourth quarter and year ended December 31, 2015.

All figures reported above with respect to the fourth quarter and full year 2015 are preliminary, have not been reviewed by BBSI’s auditors, and are subject to change as the Company’s financial results are finalized.

Reconciliation of Non-GAAP Preliminary Revenue

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP preliminary gross revenues.

A reconciliation of preliminary non-GAAP gross revenues to net revenues follows:

	(Unaudited)
	Three Months Ended December 31,
	Gross Revenue				Net Revenue
(in millions)	Reporting Method		Reclassification		Reporting Method
	2015	2014	2015	2014	2015	2014
Revenues:
Professional
employer services	$1,049	$886	$(895)	$(756)	$154	$130
Staffing services	40	45	-	-	40	45
Total revenues	$1,089	$931	$(895)	$(756)	$194	$175

	(Unaudited)
	Year Ended December 31,
	Gross Revenue				Net Revenue
(in millions)	Reporting Method		Reclassification		Reporting Method
	2015	2014	2015	2014	2015	2014
Revenues:
Professional
employer services	$3,848	$3,191	$(3,273)	$(2,721)	$575	$470
Staffing services	168	166	-	-	168	166
Total revenues	$4,016	$3,357	$(3,273)	$(2,721)	$743	$636

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. BBSI's integrated platform is built upon expertise in payroll processing, employee benefits, workers' compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI's partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,400 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations for revenue growth in 2016 and negotiations regarding MCC fees, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in BBSI’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Company Contact:
Michael L. Elich
President and Chief Executive Officer
Tel 1-360-828-0700

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
BBSI@liolios.com